Exhibit 16.1

[Stonefield Josephson Inc. letterhead]

January 13, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Health Sciences Group, Inc.

Commissioners:

We have read the statements by registrant Health Sciences Group, Inc. contained in Item 4.01 of its Form 8-K dated December 23, 2005, which was filed with the United States Securities and Exchange Commission on December 30, 2005 (copy attached).  Stonefield Josephson, Inc. (“Stonefield”) agrees with the statements concerning it in such Form 8-K, except that we have no basis to agree or disagree with the first sentence in the third paragraph of Item 4.01.

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.